As filed with the Securities and Exchange Commission on March 18, 2011

Registration No. 333-170380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PARLUX FRAGRANCES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

22-2562955

(I.R.S. Employer Identification Number)

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, Florida 33309

(954) 316-9008

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Frederick E. Purches, Chairman and Chief Executive Officer

Parlux Fragrances, Inc.

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, Florida 33309

Phone: (954) 316-9008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan L. Awner, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 25th Floor

Miami, FL 33131

Phone: (305) 374-5600/Fax: (305) 374-5095

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling securityholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	6,774,000 shares	$2.685	$18,188,190	$1,297

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(1)

This number was reduced from 6,804,000 shares in the Form S-3 filed on November 5, 2010 to 6,774,000 shares reflected in this Amendment No. 1 to the Form S-3.  This number includes 6,220,000 shares of common stock issuable upon the exercise of warrants held by certain of the selling securityholders.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The calculations of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of Parlux Fragrances, Inc.'s common stock on November 1, 2010, as quoted on the Nasdaq Global Select Market.

(3)

A registration fee of $1,303 was previously paid in connection with the filing of the Form S-3 on November 5, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2011

PROSPECTUS

6,774,000 Shares of Parlux Fragrances, Inc. Common Stock

____________

The selling securityholders or their transferees named herein may offer and sell from time to time up to 6,774,000 shares of our common stock, par value $0.01 per share, or Common Stock, covered by this prospectus. The selling securityholders will receive all of the proceeds from any sales of the shares of Common Stock. We will not receive any of the proceeds from the sales, but we will, however, receive the exercise price of the warrants to the extent exercised by any of the selling securityholders and we will incur expenses in connection with the offering. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling securityholders will offer or sell any of the shares of Common Stock. The selling securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 13. Our Common Stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “PARL”. On March 17, 2011, the last reported sale price of our Common Stock on Nasdaq was $2.98 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 1 of this prospectus for information that you should consider before purchasing the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

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PROSPECTUS SUMMARY

1

RISK FACTORS

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

8

USE OF PROCEEDS

9

SELLING SECURITYHOLDERS

9

PLAN OF DISTRIBUTION

13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

14

WHERE YOU CAN FIND MORE INFORMATION

15

LEGAL MATTERS

15

EXPERTS

15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S−3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling securityholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling securityholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock.

Unless the context otherwise requires, “Parlux,” the “Company,” “registrant,” “we,” “us,” “our” and similar names refer to Parlux Fragrances, Inc. and our subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we believe is most important to understanding how our business is currently being conducted. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

The Company

We are engaged in the business of creating, designing, manufacturing, distributing and selling prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. The fragrance market is generally divided into a prestige segment (distributed primarily through department and specialty stores) and a mass market segment (distributed primarily through chain drug stores, mass merchandisers, smaller perfumeries and pharmacies). Our fragrance products are positioned primarily in the prestige segment. As of December 31, 2010, we hold licenses or sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Mark Ecko, Rihanna, Kanye West, Vince Camuto, and Fred Hayman Beverly Hills.

We were incorporated as a Delaware corporation in 1984. Our common stock, par value $0.01, is listed on the National Association of Securities Dealers Automatic Quotation System (“Nasdaq”) Global Select Market under the symbol “PARL.”

Principal Executive Offices

Our principal executive offices are located at 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309. The telephone number of our principal executive office is (954) 316-9008. We maintain a website at www.parlux.com on which we post our key corporate governance documents, including our board committee charters and code of business conduct and ethics. We do not incorporate the information on our website into this prospectus and participants should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

An investment in our Common Stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

The Paris Hilton line is our primary source of revenue following the expiration of our GUESS? license.

During the year ended March 31, 2010, licensed Paris Hilton and GUESS? brand products generated approximately $68.4 million and $46.2 million, respectively, in gross sales. The Paris Hilton and GUESS? brands of fragrances and accessories accounted for approximately 42% and 28%, respectively, of our gross sales from continuing operations during the fiscal year ended March 31, 2010. The GUESS? license expired on December 31, 2009, and was not renewed. As a result, licensed Paris Hilton brand products are expected to account for the majority of our gross sales and constitute our primary source of revenue for the year ending March 31, 2011. During the nine months ended December 31, 2010, licensed Paris Hilton brand products accounted for $63.4 million in gross sales or approximately 62% of our gross sales from continuing operations during the nine months ended December 31, 2010. If Paris Hilton's appeal as a celebrity were to diminish it could result in a material reduction in our sales of licensed Paris Hilton brand products, adversely affecting our results of operations and operating cash flows. The Paris Hilton fragrance license is scheduled to expire on June 30, 2014.

If we are unable to acquire or license additional brands, secure additional distribution arrangements, or obtain the required financing for these agreements and arrangements, the growth of our business could be impaired.

Our business strategy contemplates growing our portfolio of licensed brands. Our future expansion through acquisitions or new product licensing arrangements, if any, is dependent on the availability of capital resources and working capital. We may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions and licensing arrangements on commercially acceptable terms, or at all, which could hinder our ability to increase revenues and grow our portfolio of licensed brands and our business. Additionally, even if we are able to consummate such acquisitions and licensing arrangements, we may not be able to successfully integrate them with our existing operations and portfolio of licenses of generate the expected levels of increased revenue as a result of such acquisitions and licensing arrangements.

The development of new products by us involves considerable costs and any new product may not generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development.

Generally, a significant number of new prestige fragrance products have been introduced annually on a worldwide basis. The beauty industry in general is highly competitive and consumer preferences change rapidly. The initial appeal of these new fragrances, launched for the most part in U.S. department stores, has fueled the growth of our industry. Department stores tend to lose sales to the mass market as a product matures. To counter the effect of lower department store sales, companies strategically introduce new products quickly, which requires additional spending for development, advertising and promotional expenses. Our success with new fragrance products depends on our products’ appeal to a broad range of consumers whose preferences are subject to change and cannot be predicted with certainty, and on our ability to anticipate and respond to market trends through product innovation. In addition, a number of the new launches are with celebrities (either entertainers or athletes) which require substantial royalty commitments and whose careers and/or appeal could change dramatically, either positively or negatively, based on a single event. If one or more of our new product introductions were to be unsuccessful, or if the appeal of the celebrity related to a product were to diminish, it could result in a reduction in profitability and operating cash flows.

We depend on a relatively small number of customers for most of our revenue, therefore if any of our significant customers reduced their demand for our products or became financially unstable it may have a material adverse effect on our business.

We derive a significant portion of our revenue from two customers, Perfumania and Macy's. During the fiscal years ended March 31, 2010, 2009, and 2008, we had sales of $37.6 million, $41.5 million, and $51.2 million, respectively, to Perfumania, which represented 25%, 27%, and 33%, respectively, of our total sales for these periods. During the fiscal years ended March 31, 2010, 2009 and 2008, we had sales of $33.8 million, $34.6 million and $20.6 million, respectively, to Macy's, which represented 21%, 22%, and 13%, respectively, of our total sales. The loss of either Perfumania or Macy's as a customer, for any reason, could materially decrease our net sales and have an adverse effect on our results of operations.

The loss of or interruption in our arrangements with our manufacturers, suppliers and customers could have a material adverse affect on our sales, profitability, and operating cash flow.

We generally do not have long-term or exclusive contracts with our domestic customers, international distributors or suppliers. Virtually all of our finished products are assembled from multiple components and manufactured by third parties. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products, or if these suppliers were unable to supply such products, or if there were transportation problems between the suppliers and our distribution center, our sales, profitability, and operating cash flow could be negatively impacted. In addition, the loss of key distributors or customers, such as Macy’s or Perfumania, or a change in our relationship with such distributors or customers, could result in excess inventory and reduced sales, profitability, and operating cash flows.

The fragrance and cosmetic industry is highly competitive, and if we are unable to compete effectively it could have a material adverse effect on our sales, profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

The fragrance and cosmetic industry is highly competitive and, at times, changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige fragrance companies, most of whom have significantly greater resources than we have and may be able to respond to changes in business and economic conditions quicker or more effectively than us. Competition in the fragrance and cosmetic industry is based on a number of factors including innovation and new product introductions, pricing of products, promotional activities and advertising, special events and electronic commerce initiatives. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, these factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors, could result in increased competition and could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

Our net sales, operating income and inventory levels fluctuate on a seasonal basis and a decrease in sales or margins during our peak seasons could have a disproportionate effect on our overall financial condition and results of operations.

Our net sales and operating income fluctuate seasonally, with a significant portion of our operating income typically realized during peak holiday gift-giving seasons. Any decrease in sales or margins during these periods could have a disproportionate effect on our financial condition and results of operations. We provide allowances for sales returns based on our historical “sell-through” experience, economic trends and changes in our assessment of customer demand. Our customers generally request approval for the return of unsold items after a specific holiday gift-giving season and fluctuations in the allowance balance are generally higher after holiday gift-giving seasons. An increase in sales returns due to a change in economic conditions, or otherwise, may result in our estimated allowances being insufficient or may have a material adverse impact on our operations. Seasonal fluctuations also affect our inventory levels. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling our inventory, we may have to write down our inventory or sell it at significantly reduced prices or we may not be able to sell such inventory at all, which could have a material adverse effect on our financial condition and results of operations.

The continued consolidation of the U.S. department store segment could have a material adverse effect on our sales and profitability.

Over the last few years, the United States department store market has encountered a significant amount of consolidation, the most recent significant example of which is the consolidation of Macy’s various regional divisions into one centralized purchasing function. Such consolidations have resulted in us becoming increasingly dependent on key retailers, who have increased their bargaining strength and implemented measures such as store closings, increased inventory control and management changes, as well as changes in administrative and purchasing responsibilities. This consolidation trend has also resulted in an increased risk related to the concentration of our customers. This consolidation, if unsuccessful, could have a material adverse effect on our sales and profitability.

Our customers inability to pay their accounts payable balance due to us could have an adverse effect on our financial condition and results of operations.

We continuously monitor the collectability of our receivables by analyzing the aging of our accounts receivable, assessing our customers credit worthiness, and evaluating the impact of changes in economic conditions on our customers. While our invoice terms to Perfumania are stated as net ninety (90) days, for over ten years, our management has granted longer payment terms to Perfumania. As of March 31, 2010 and 2009, Perfumania had an account balance of $10.5 million and $12.4 million, respectively, due to us. As of December 31, 2010, Perfumania had an account balance of $14.4 million due to us. Trade accounts receivable from Perfumania are non-interest bearing, and are paid in accordance with the terms established by management. We continue to evaluate our Perfumania credit risk, based on Perfumania's reported results and comparable store sales performance, and assess the collectability of the Perfumania receivables. Based on our evaluation, no allowances for Perfumania for credit losses have been recorded as of December 31, 2010, March 31, 2010, and March 31, 2009. Significant changes in the factors that affect the collectability of our receivables, including the Perfumania receivables, could have a material adverse effect on our financial condition and results of operations.

Consumers have reduced discretionary purchases of our products as a result of the general economic downturn, and may further reduce discretionary purchases of our products in the event of further economic decline, terrorism threats or other external factors.

Consumer spending is generally affected by a number of factors beyond our control, including general economic conditions, inflation, interest rates, energy costs and consumer confidence generally. Consumer purchases of discretionary items, such as fragrance products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. As a result of the severe economic downturn, we have experienced a decline in sales since the quarter ended December 31, 2008. In addition, this general economic downturn has resulted in reduced traffic in our customers' stores which, in turn, resulted in reduced net sales to our customers. We face continued economic challenges in fiscal year 2011 because consumers may continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices, among other things. If current economic conditions continue or worsen, we could experience further declines in sales, profitability and operating cash flows due to reduced orders, payment delays, supply chain disruptions or other factors caused by the economic challenges faced by customers, prospective customers and suppliers. In addition, sudden disruptions in business conditions as a result of a terrorist attack, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions or other natural disasters, or pandemic situations can have a short or, sometimes, long-term impact on consumer spending.

Our New Loan Agreement contains restrictive and financial covenants that could adversely affect our ability to borrow funds under the New Loan Agreement or adversely affect our business by limiting our flexibility.

Our New Loan Agreement contains certain restrictive and financial covenants. Among other things, these covenants limit our ability to:

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incur additional indebtedness;

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pay dividends;

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create or incur liens; or

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engage in mergers or acquisitions.

Additionally, we have to maintain a minimum net liquidity balance throughout the term of the New Loan Agreement and in order to borrow funds under the New Loan Agreement. If we fall below the net liquidity requirements at any point, the New Loan Agreement contains additional financial covenants relating to minimum consolidated EBITDA, minimum consolidated interest coverage ratios and maximum capital expenditure limits. These covenants could place us at a disadvantage compared to some of our competitors which may have fewer restrictive and financial covenants and may not be required to operate under these restrictions. Further, these covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisitions or other opportunities. Our ability to comply with financial covenants could be affected by events beyond our control. If our actual results deviate significantly from our projections, we may not remain in compliance with the financial covenants and would not be allowed to borrow under the New Loan Agreement. If we are not able to borrow under the New Loan Agreement or if our financing needs increase, we may have to seek an alternative or additional source of financing. If we were to fail to obtain an alternative or additional source of financing in such circumstances, we could experience cash flow difficulties and disruptions in our supply chain or be unable to pursue our business strategy or fund capital expenditures.

Failure to manage inventory effectively could negatively impact our operations.

The composition of our inventory at any given time may vary considerably depending on launches of new products, planned sales of significant amounts of our products, during the peak holiday gift-giving seasons and as a result of termination or expiration of our fragrance licenses and sub-licenses. If we misjudge consumer preferences or demands or future sales do not reach forecasted levels, we could have excess inventory that may need to be held for a long period of time, written down, sold at prices lower than expected, or discarded in order to clear excess inventory at the end of a selling season. Conversely, if we underestimate consumer demand, we may not be able to provide products to our customers to meet their demand. Either event could have a material adverse impact on our business, financial condition and results of operations. The termination or expiration of our fragrance licenses may result in inventory which we may need to write down to the amounts which we estimate could be realized upon their sale or liquidation. During the year ended March 31, 2010, we recorded additional charges of $7.6 million to cost of sales to reduce the recorded value of inventories related to our GUESS? license as a result of the expiration of this license on December 31, 2009. In addition, inventory shrink (inventory theft or loss) rates can also significantly impact our business performance and financial results.

The value of our long-lived assets, including brand licenses and trademarks, may be adversely affected if we experience declines in operating results or experience significant negative industry or economic trends.

The majority of our long-lived assets are the result of the acquisition of existing license brands. For newly launched brands our long-lived assets are generally the result of our investment in trademarking brand names and designs, and are generally not a material portion of our assets. At least on an annual basis, long-lived assets are reviewed for impairment. Impairment losses are recognized if expected undiscounted future cash flows of the long-lived assets are less than their carrying values. Future cash flows can be affected by changes in industry or market conditions. The assumptions used include an analysis by license, and by fragrance produced under each license, which may vary depending on the age of the product. Expected sales along with related costs of sales, direct expenses and certain allocated charges are projected through the end of each given license period. Expected sales estimates incorporate the age of a product and its market distribution. If actual operating results differ from management’s estimates, or if we experience the impact of negative industry or economic trends, write downs of our long-lived assets, including brand licenses and trademarks, may be required which could have a material adverse effect on our operating results.

If we are unable to protect our intellectual property rights, specifically trademarks and trade names, our ability to compete could be negatively impacted.

The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold; therefore, trademark and trade name protection is important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

If other parties infringe on our intellectual property rights or the intellectual property rights that we license, the value of our brands in the marketplace may be diluted. Any infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. Additionally, we may infringe or be accused of infringing on others’ intellectual property rights and one or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could materially adversely affect our business, prospects, results of operations, financial condition or cash flows.

The accessories market, specifically, watches, handbags, and sunglasses, is also highly competitive and if we are unable to compete effectively it could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

As with fragrances and cosmetics, the accessories market is highly competitive and also changes rapidly due to consumer preferences and industry trends. In addition, we do not have the extent of experience in this market as we do in fragrances. We may have difficulty in sourcing these accessory items, all of which will be manufactured by independent third parties, and may not meet the quality standards expected by the licensor and/or the consumer. Consumer awareness and a positive image of the licensor could also be impacted by adverse publicity, which could negatively impact retailer and consumer attitudes. Additionally, we are obligated to make required minimum royalty payments even if sales do not reach the required contractual minimum sales levels, and to date we have not generated sufficient sales of accessories to offset the minimum royalty payments. Our lack of experience in these highly competitive markets could result in a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

The loss of, or disruption in our distribution facility, could have a material adverse effect on our sales and our relationships with our customers.

We have one distribution facility, located in New Jersey, which is close to where our fragrance products are manufactured and packaged. The loss of, or any damage, to our New Jersey facility, as well as the inventory stored therein, would require us to find replacement facilities. In addition, weather conditions, such as hurricanes or other natural disasters, could disrupt our distribution operations. Certain of our components require purchasing lead times in excess of ninety days. If we cannot replace our distribution capacity and inventory in a timely, cost-efficient manner, it could reduce the inventory we have available for sale, adversely affecting our profitability and operating cash flows, as well as damaging relationships with our customers who are relying on deliveries of our products.

Our success depends, in part, on the quality and safety of our fragrance and related products.

Our success depends, in part, on the quality and safety of our fragrance and related products. If our products are found to be unsafe or defective, or if they otherwise fail to meet customers or consumers’ standards and expectations, our relationships with customers or consumers could suffer, the appeal of one or more of our brands could be diminished, our sales could be adversely affected and/or we may become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

We are subject to risks related to our international operations.

We operate on a global basis, with sales in approximately 80 countries. Our international operations could be adversely affected by:

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import and export license requirements;

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trade restrictions;

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changes in tariffs and taxes;

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product registration, permitting and regulatory compliance;

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restrictions on repatriating foreign profits back to the United States;

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the imposition of foreign and domestic governmental controls;

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changes in, or our unfamiliarity with, foreign laws and regulations;

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difficulties in staffing and managing international operations;

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changes in economic, social, legal and other conditions;

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the volatility or weakening of the U.S. dollar against other currencies;

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greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; and

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geo-political conditions, such as terrorist attacks, war or other military action, public health problems and natural disasters.

Reductions in worldwide travel could hurt sales volumes in our duty-free related business.

We depend on consumer travel for sales to our “duty free” customers in airports and other locations throughout the world. Any reductions in travel, including as a result of general economic downturns, natural disasters, or acts of war or terrorism, or disease epidemics, could result in a material decline in sales and profitability for this channel of distribution, which could negatively affect our operating cash flow.

If we lose the services of our executive officers and senior management, it could have a negative impact on our business.

Our success is dependent upon the continued service and skills of our executive officers and senior management. If we lose the services of our executive officers and senior management, it could have a negative impact on our business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

If we lose our key personnel, or fail to attract and retain additional qualified experienced personnel, we will be unable to continue to develop our prestige fragrance products and attract and obtain new licensing partners.

We believe that our future success depends upon the continued contributions of our highly qualified sales, creative, marketing, and management personnel and on our ability to attract and retain those personnel. These individuals have developed strong reliable relationships with customers and suppliers. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified managerial personnel. Competition for these employees can be intense. We may not be able to attract, assimilate or retain qualified managerial personnel in the future, and our failure to do so would limit the growth potential of our business and potential licensing partners may not be as attracted to our organization.

We may unknowingly infringe on others’ intellectual property rights which could result in litigation.

We may unknowingly produce and sell products in a country where another party has already obtained intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and continue to sell products in the worldwide marketplace and may require the destruction of inventory produced under the infringed name, both of which would adversely affect profitability, and, ultimately operating cash flow.

We are involved in litigation from time to time in the ordinary course of business, which, if the outcome of such litigation is adverse to us, could materially adversely affect our business, results of operations, financial condition, and cash flows.

Given the nature of our business, we are involved in litigation from time to time in the ordinary course of business. Except as set forth under Part I, Item 3 - “Legal Proceedings”, we are not presently a party to any material legal proceedings, although legal proceedings could be filed against us in the future. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Our quarterly results of operations could fluctuate significantly due to retailing peaks related to gift giving seasons and delays in new product launches, which could adversely affect our stock price.

We may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and returns, sell-through of our products by the retailer to the ultimate consumer or gift giver, delays in new product launches, as well as additions or losses of brands or distribution rights. Any resulting material reduction in our sales could have an adverse effect on our business, its profitability and operating cash flows, and correspondingly, the price of our common stock.

Our business is subject to regulation in the United States and internationally.

The manufacturing, distribution, formulation, packaging and advertising of our fragrance and related products are subject to numerous federal, state and foreign governmental regulations. Compliance with these regulations is costly and difficult. If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state or foreign laws or regulations, our business, prospects, results of operation, financial condition or cash flows may be adversely affected. In addition, our future results could be adversely affected by changes in applicable federal, state and foreign laws and regulations, or the interpretation or enforcement thereof, including those relating to product liability, trade rules and customs regulations, intellectual property, consumer laws, privacy laws and product regulation, as well as accounting standards and taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations).

Our stock price has been volatile.

The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events, such as:

•

quarterly variations in operating results;

•

acquisitions, capital commitments or strategic alliances by us or our competitors;

•

legal and regulatory matters that are applicable to our business;

•

the operating and stock price performances of other companies that investors may deem comparable to us;

•

news reports relating to trends in our markets; and

•

the amount of shares constituting our public float.

In addition, the stock market in general has experienced significant price and volume fluctuations that often have been unrelated to the performance of specific companies. The broad market fluctuations may adversely affect the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this Prospectus and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•

The Paris Hilton line is our primary source of revenue following the expiration of our GUESS? license.

•

If we are unable to acquire or license additional brands, secure additional distribution arrangements, or obtain the required financing for these agreements and arrangements, the growth of our business could be impaired.

•

The development of new products by us involves considerable costs and any new product may not generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development.

•

We depend on a relatively small number of customers for most of our revenue, therefore if any of our significant customers reduced their demand for our products or became financially unstable it may have a material adverse effect on our business.

•

The loss of or interruption in our arrangements with our manufacturers, suppliers and customers could have a material adverse affect on our sales, profitability, and operating cash flow.

•

The fragrance and cosmetic industry is highly competitive, and if we are unable to compete effectively it could have a material adverse effect on our sales, profitability, operating cash flow, and many other aspects of our business, prospects, results of   operations and financial condition.

•

Our net sales, operating income and inventory levels fluctuate on a seasonal basis and a decrease in sales or margins during our peak seasons could have a disproportionate effect on our overall financial condition and results of operations.

•

The continued consolidation of the U.S. department store segment could have a material adverse effect on our sales and profitability.

•

Our customers inability to pay their accounts payable balance due to us could have an adverse effect on our financial condition and results of operations.

•

Consumers have reduced discretionary purchases of our products as a result of the general economic downturn, and may further reduce discretionary purchases of our products in the event of further economic decline, terrorism threats or other external factors.

•

Our New Loan Agreement contains restrictive and financial covenants that could adversely affect our ability to borrow funds under the New Loan Agreement or adversely affect our business by limiting our flexibility.

•

Failure to manage inventory effectively could negatively impact our operations.

•

The value of our long-lived assets, including brand licenses and trademarks, may be adversely affected if we experience declines in operating results or experience significant negative industry or economic trends.

•

If we are unable to protect our intellectual property rights, specifically trademarks and trade names, our ability to compete could be negatively impacted.

•

The accessories market, specifically, watches, handbags, and sunglasses, is also highly competitive and if we are unable to compete effectively it could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business,   prospects, results of operations and financial condition.

•

The loss of, or disruption in our distribution facility, could have a material adverse effect on our sales and our relationships with our customers.

•

Our success depends, in part, on the quality and safety of our fragrance and related products.

•

We are subject to risks related to our international operations.

•

Reductions in worldwide travel could hurt sales volumes in our duty-free related business.

•

If we lose the services of our executive officers and senior management, it could have a negative impact on our business.

•

If we lose our key personnel, or fail to attract and retain additional qualified experienced personnel, we will be unable to continue to develop our prestige fragrance products and attract and obtain new licensing partners.

•

We may unknowingly infringe on others’ intellectual property rights which could result in litigation.

•

We are involved in litigation from time to time in the ordinary course of business, which, if the outcome of such litigation is adverse to us, could materially adversely affect our business, results of operations, financial condition, and cash flows.

•

Our quarterly results of operations could fluctuate significantly due to retailing peaks related to gift giving seasons and delays in new product launches, which could adversely affect our stock price.

•

Our business is subject to regulation in the United States and internationally.

•

Our stock price has been volatile.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the Common Stock offered by this prospectus. We will not receive any of the proceeds from the sale of shares of Common Stock by the selling securityholders. We will, however, receive the exercise price of the 6,220,000 warrants to the extent exercised by any of the selling securityholders. The exercise price of the 200,000 warrants held by Frank A. Buttacavoli is $1.22 per share. The exercise price of the 20,000 warrants held by Glenn Gopman is $1.80 per share. The exercise price of the 6,000,000 warrants held by other selling securityholders is $5.00 per share. If the selling securityholders exercise in full their respective warrants covering an aggregate of 6,220,000 shares out of the 6,774,000 shares of Common Stock registered hereby, we estimate that our net proceeds will be approximately $30,280,000. We intend to use any proceeds from warrant exercises for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering.

SELLING SECURITYHOLDERS

The following table sets forth certain information provided to us by the selling securityholders with respect to the number of shares of Common Stock offered by the selling securityholders under this prospectus. As of  March 4, 2011, our outstanding equity securities consisted of 20,528,812 shares of Common Stock.

The number of shares owned by each selling securityholder prior to the offering assumes the vesting of all warrants held by each selling securityholder and the subsequent exercise by each selling securityholder of all warrants. The ownership information provided below does not indicate beneficial ownership under Rule 13d-3 of the Exchange Act. The full 6,220,000 shares that are issuable pursuant to the exercise of warrants out of the 6,774,000 shares of Common Stock registered hereby are included as outstanding for the purpose of computing the percentage of Common Stock owned prior to the offering and the percentage of Common Stock owned assuming the sale of all shares offered by each selling securityholder.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, none of the selling securityholders is a registered broker-dealer or an affiliate thereof. Except as indicated in the footnotes to this table and except for their ownership of common stock and/or warrants described below, none of the selling securityholders had or have any material relationship with us.

We have prepared the information in the table regarding the selling securityholders based on information given to us by, or on behalf of, the selling securityholders, before the date of this prospectus. Information about the selling securityholders may change from time to time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

The selling securityholders may offer and sell all or a portion of their respective shares of Common Stock from time to time, but are under no obligation to offer or sell any of the shares of Common Stock. Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Common Stock covered by this prospectus, we cannot determine the number of such shares of Common Stock that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of shares of our Common Stock that will be held by the selling securityholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling securityholders will sell all their shares of Common Stock covered by this prospectus.

Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Percentage of Common Stock Owned Prior to Offering	Number of Shares of Common Stock Offered for Sale		Number of Shares of Common Stock Owned Assuming Sale of All Shares Offered	Percentage of Common Stock Owned Assuming Sale of All Shares Offered
Laurence Brown (a/k/a Jay Brown) (2)	78,975		*	78,975	(3)	—	—
Frank A. Buttacavoli (4)	936,666	(5)	4.5%	720,000	(6)	216,666	*
Shawn Carter (2)(7)	737,100		3.5%	737,100	(8)	—	—
Glenn H. Gopman (4)	150,000	(9)	*	54,000	(10)	96,000	*
John Meneilly (2)	78,975		*	78,975	(3)	—	—
Alfred R. Paliani (11)	150,000		*	150,000	(12)	—	—
Juan Perez (2)	78,975		*	78,975	(3)	—	—
Alex Pirez (13)	150,000		*	150,000	(12)	—	—
Tyran Smith (2)	78,975		*	78,975	(3)	—	—
Guillermo J. Socarras (13)	300,000		1.4%	300,000	(14)	—	—
Carolina Marie Garcia 2006 Family Trust (13)(15)	810,000		3.8%	810,000	(16)	—	—
Combermere Entertainment Properties, LLC (17)	500,000		2.4%	500,000	(18)	—	—
Irrevocable Trust for Victor Garcia (13)(15)	810,000		3.8%	810,000	(16)	—	—
Jacqueline Marie Garcia 2006 Family Trust (13)(15)	810,000		3.8%	810,000	(16)	—	—
Live Nation Worldwide, Inc. (19)	117,000		*	117,000	(20)	—	—
Marcy Fragrance Trading Co. LLC (2)	800,000		3.8%	800,000	(21)	—	—
Mascotte Holdings, Inc. (22)	500,000		2.4%	500,000	(18)	—	—
Total:	7,086,666		N/A	6,774,000		—	—

———————

*

Indicates less than one percent (1%)

(1)

Assumes the full vesting of warrants held by each selling securityholder. See footnotes 3, 8, 12, 14, 16, 18, 20 and 21 for further information on the shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011 and the remaining number of shares of Common Stock that are issuable upon the exercise of warrants that vest through December 18, 2013.

(2)

Mr. Shawn Carter has sole voting and dispositive power with respect to the shares of Common Stock to be offered by Marcy Fragrance Trading Co. LLC. The address for each selling securityholder is 1411 Broadway, 39th Floor, New York, New York 10018.

(3)

There are 39,488 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 19,744 vest on April 7, 2012 and 19,743 vest on April 7, 2013.

(4)

Mr. Buttacavoli has served as Executive Vice President and Chief Operating Officer of the Company since May 2007 and has served as a director or officer of the Company since March 1993.  Mr. Gopman has served as a director of the Company since October 1995. The address for each selling securityholder is c/o Parlux Fragrances, Inc., 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309.

(5)

Includes immediately exercisable options to purchase 33,333 shares of Common Stock and immediately exercisable warrants to purchase 200,000 shares of Common Stock.

(6)

There are 200,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently. The remaining number of shares of Common Stock were previously issued in accordance with the exercise of warrants by Mr. Buttacavoli.

(7)

On April 3, 2009, the Company entered into an agreement with Artistic Brands Development, LLC, formerly known as Iconic Fragrances, LLC, a licensing company in which Mr. Carter is a principal. The agreement includes sublicensing to the Company the worldwide fragrance licenses with entertainers Rihanna and Kanye West. The agreement provides for the payment of royalties and profit sharing on these new fragrance products, and the issuance of warrants to purchase shares of the Company's common stock.  All of the selling securityholders, other than Messrs. Buttacavoli and Gopman, received warrants to purchase the Company's common stock in connection with this agreement.

  (8)

There are 368,550 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 184,275 vest on each of April 7, 2012 and 2013.

(9)

Includes immediately exercisable options to purchase 60,000 shares of Common Stock and immediately exercisable warrants to purchase 20,000 shares of Common Stock.

(10)

There are 20,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently. The remaining number of shares of Common Stock were previously issued in accordance with the exercise of warrants by Mr. Gopman.

(11)

The address for the selling securityholder is 1600 N.W. 84th Avenue, Miami, Florida 33126.

(12)

There are 60,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 22,500 vest on each of April 7, 2012 and 2013 and 15,000 vest on each of December 18, 2011, 2012 and 2013.

(13)

The address for each selling securityholder is 1600 N.W. 84th Avenue, Miami, Florida 33126.

(14)

There are 120,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 45,000 vest on each of April 7, 2012 and 2013 and 30,000 vest on each of December 18, 2011, 2012 and 2013.

(15)

Ms. Carolina Marie Garcia serves as the co-trustee of the Carolina Marie Garcia 2006 Family Trust, the Irrevocable Trust for Victor Garcia and the Jacqueline Marie Garcia 2006 Family Trust and has sole voting and dispositive power with respect to the shares of common stock to be offered by each of these trusts. The selling securityholder may be deemed a member of a “group” within the meaning of Section 13(d)(3) or Rule 13d-5 under the Exchange Act. As reported on a Schedule 13G filed on June 23, 2010, the Garcia Group collectively reports having beneficial ownership of a total of 3,363,027 shares of Common Stock, or approximately 16.2% of our outstanding Common Stock as of June 14, 2010, excluding unvested warrants owned by the Garcia Group. The Garcia Group refers to that certain group comprised of JM-CO Capital Fund, LLC, Irrevocable Trust for Victor Garcia, Jacqueline Marie Garcia, Jacavi Investments, LLC, Carolina Marie Garcia 2006 Family Trust, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia and Aqua Capital Fund, LLC. The Garcia Group became a greater than 10% stockholder in the Company in connection with the acquisition by a non-selling securityholder member of the group of 2,718,728 shares from a third party on June 14, 2010. Members of the Garcia Group and those persons who control the members of the Garcia Group are related to Rene Garcia who is one of the principals of Artistic Brands and is the managing member of Jacavi Beauty Supply, LLC. The Company sells its products to Jacavi Beauty Supply, LLC.

(16)

There are 325,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011 .. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 122,500 vest on each of April 7, 2012 and 2013 and 80,000 vest on each of December 18, 2011, 2012 and 2013.

(17)

Ms. Robyn Fenty has sole voting and dispositive power with respect to the shares of Common Stock to be offered by Combermere Entertainment Properties, LLC. The address for the selling securityholder is 360 Madison Avenue, New York, NY 10017.

(18)

There are 250,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 125,000 vest on each of April 7, 2012 and 2013.

(19)

The board of directors or the authorized officers to whom the board of directors has delegated investment authority to for Live Nation Entertainment, Inc., the parent company of Live Nation Worldwide, Inc., has sole voting and dispositive power with respect to the shares of Common Stock to be offered by Live Nation Worldwide, Inc. The address for the selling securityholder is 9348 Civic Center Drive Beverly Hills, California 90210.

(20)

There are 58,500 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 29,250 vest on each of April 7, 2012 and 2013.

(21)

There are 200,000 shares of Common Stock that are issuable upon the exercise of warrants that are exercisable currently or within 60 days of March 4, 2011. The remaining number of shares of Common Stock are issuable upon the exercise of warrants that vest in accordance with the following schedule: 200,000 vest on each of December 18, 2011, 2012 and 2013.

(22)

Mr. Kanye West has sole voting and dispositive power with respect to the shares of Common Stock to be offered by Mascotte Holdings, Inc. The address for the selling securityholder is c/o David Shapiro Lewit & Hayes, LLP, 689 Fifth Avenue, 5th Floor, New York, NY 10022, Attn: Alison Finely, Esq.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our Common Stock issuable upon exercise of the warrants held by the selling securityholders. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling shares of Common Stock:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•

block trades in which the broker-dealer will attempt to sell the shares of Common Stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

an underwritten offering;

•

settlement of short sales entered into after the date of this prospectus;

•

agreements with broker-dealers to sell a specified number of such shares of Common Stock at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling securityholders may effect such transactions by selling their shares of Common Stock covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares of Common Stock for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the shares of Common Stock covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling securityholders may also sell shares of our Common Stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The selling securityholders may pledge or grant a security interest in some or all of their shares of Common Stock and, if a selling securityholder defaults in the performance of their secured obligations, the pledgees or secured parties may, from time to time, offer and sell the pledged shares of Common Stock. The selling securityholders and any other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Common Stock by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of Common Stock.

Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including (i) the name of the selling securityholder and of the participating underwriter(s) or broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold or the public offering price, as applicable, (iv) the discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers, where applicable, and other facts material to the transaction.

The selling securityholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Common Stock.

We are required to pay all fees and expenses incident to the registration of shares of our Common Stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement effective until the earlier of: (i) such time as all shares of Common Stock have been sold by the selling securityholders and (ii) the date on which the shares of Common Stock may be sold without registration and without being subject to the volume limitations of Rule 144 under the Securities Act.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8−K:

•

Annual Report on Form 10−K for the fiscal year ended March 31, 2010, filed on June 29, 2010, and the amendment on Form 10-K for purposes of providing the information required under Part III, Items 10-14, filed on July 29, 2010;

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on July 29, 2010, for the fiscal quarter ended September 30, 2010, filed on November 5, 2010, and for the fiscal quarter ended December 31, 2010, filed on February 3, 2011, as amended on February 17, 2011;

•

Current Reports on Form 8−K filed on April 5, 2010, May 10, 2010, June 28, 2010, October 15, 2010, November 12, 2010, February 2, 2011 and March 17, 2011; and

•

A description of our Common Stock contained in the registration statement on Form 8−A, filed with the SEC on March 13, 1987, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents. Requests for such copies should be directed to Secretary of the Company, Parlux Fragrances, Inc., 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309; telephone number (954) 316−9008.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330 for further information on the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s Web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S−3 under the Securities Act for the shares of Common Stock being offered by the selling securityholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of Common Stock offered pursuant to this prospectus will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2010, and the effectiveness of Parlux Fragrances, Inc.'s internal control over financial reporting have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The expenses relating to the registration, sale and distribution of the shares of Common Stock issuable upon exercise of the warrants by the selling securityholders are payable by us. All amounts are estimates except for the SEC registration fee previously paid in connection with the Form S-3 filed on November 5, 2010.

SEC registration fee	$1,303
Nasdaq fees for listing of additional shares	$62,340
Legal fees and expenses	$10,000
Accounting fees and expenses	$7,500
Printing and engraving expenses	$5,000
Transfer agent fees and expenses	$1,000
Miscellaneous	$2,500
Total	$89,643

Item 15.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that the Company:

a)

may indemnify a director or officer who, by reason of the fact that they are a director or officer, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer's conduct was unlawful;

b)

may indemnify a director or officer who, by reason of the fact that they are a director or officer, was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor against expenses (including attorneys' fees) actually and reasonably incurred by the director or officer in connection with the defense or settlement of such action or suit if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such director or officer is nonetheless fairly and reasonably entitled to indemnity; and

c)

must indemnify, to the extent that director or officer of the Company has been successful on the merits or otherwise in defense of any action or proceeding referred to in (a) or (b), against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection therewith.

Section 145 of the Delaware General Corporation Law further provides that the Company shall have the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by any director or officer in their capacity as such, whether or not the corporation would have the power to indemnify such director or officer against such liability.

The Company's Certificate of Incorporation, as amended, provides that a director of the Company, to the fullest extent permitted by the Delaware General Corporation Law, shall not be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Section 102 of the Delaware General Corporation Law provides that the Company may eliminate or limit director liability to the Company or its stockholders for breach of fiduciary duty, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.

Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of Warrant(1)
4.2	Form of Common Stock Certificate (2)
5.1	Opinion of Akerman Senterfitt (3)
10.1	Agreement, dated April 3, 2009, by and between Parlux Fragrances, Inc. and Artistic Brands Development, LLC (formerly known as Iconic Fragrances, LLC)* (4)
23.1	Consent of Akerman Senterfitt (included on Exhibit 5.1 herewith)
23.2	Consent of Marcum LLP, an independent registered public accounting firm (3)
24.1	Power of Attorney (included on signature page of the Company's Registration Statement on Form S-3 filed on November 5, 2010)

__________

(1)

Previously included as Exhibit D to the Agreement, dated April 3, 2009, by and between Parlux Fragrances, Inc. and Artistic Brands Development, LLC (formerly known as Iconic Fragrances, LLC), filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

(2)

Previously filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3 filed on November 5, 2010.

(3)

Filed herewith.

(4)

Previously filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

*

Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been submitted separately with the SEC.

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post−effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post−effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post−effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act

of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post−effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post−effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on this 18th day of March, 2011.

PARLUX FRAGRANCES, INC.

By:	/s/ FREDERICK E. PURCHES
Frederick E. Purches
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ FREDERICK E. PURCHES	Chairman and Chief Executive Officer	March 18, 2011
	Frederick E. Purches	(Principal Executive Officer)

	/s/ RAYMOND J. BALSYS	Vice President and Chief Financial Officer	March 18, 2011
	Raymond J. Balsys	(Principal Financial and Principal Accounting Officer)

	*	Director	March 18, 2011
Esther Egozi Choukroun

	*	Director	March 18, 2011
Anthony D'Agostino

	*	Director	March 18, 2011
Glenn Gopman

	*	Director	March 18, 2011
Robert Mitzman

*By:	/s/ RAYMOND J. BALSYS
Raymond J. Balsys Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
5.1	Opinion of Akerman Senterfitt
23.1	Consent of Akerman Senterfitt (included on Exhibit 5.1 herewith)
23.2	Consent of Marcum LLP, an independent registered public accounting firm